July 24, 2007

To:	Rainbow National Services LLC

Re:	Equity Commitment

Ladies and Gentlemen:

        1. Reference is made to (i) the Indenture, dated as of August 20, 2004 (the “Indenture”) between Rainbow National Services LLC (“Rainbow”), RNS Co-Issuer Corporation (together with Rainbow, the “Issuers”) and the guarantors listed on the signature pages therein, and The Bank of New York (the “Trustee”) and (ii) the Officer's Certificate and Notice of Election to Redeem (the “Redemption Notice”), dated July 26, 2007, issued by the Issuers and acknowledged by the Trustee. Capitalized terms used but not defined herein have the meanings ascribed to them in the Indenture.

        2. This letter confirms the commitment of the undersigned, subject to the conditions set forth herein, to purchase, or cause an assignee permitted by the third paragraph of this letter to purchase, on a date (the “Equity Purchase Date”) no later than August 31, 2007, additional membership interests to be issued by Rainbow for an aggregate purchase price of $203,000,000.00 (the “Equity Purchase Price”) payable in immediately available funds to, or at the direction of, Rainbow. It is understood and agreed that the net proceeds of the Equity Purchase Price shall be used by Rainbow for the purpose of funding the redemption of US$175,000,000.00 (the “Redemption Amount”) in aggregate principal amount of the 10 3/8% Senior Subordinated Notes Due 2014 pursuant to and in accordance with the Redemption Notice (the “Redemption”); provided that the undersigned shall not, under any circumstances, be obligated to contribute to Rainbow more than an amount equal to the Equity Purchase Price. The undersigned shall give Rainbow at least five business days' notice of the Equity Purchase Date, provided that in the absence of any such notice, the Equity Purchase Date shall be August 31, 2007.

        3. The undersigned may assign all or a portion of its obligations to fund the Commitment to other entities affiliated with the undersigned; provided, however, that any such assignment shall not relieve the undersigned of its obligations under this letter and provided further that the undersigned shall not assign any of its obligations under this letter to a Subsidiary of Rainbow.

        4. Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered contemporaneously herewith, the addressee, by its acceptance of the benefits of this letter, covenants, agrees and acknowledges that no person other than the undersigned shall have any obligation hereunder.

        5. This letter shall be binding on the undersigned solely for the benefit of the addressee and may only be enforced by the addressee in its sole discretion. Neither the Trustee nor the Holders shall have any right to enforce this letter or to cause Rainbow to enforce this letter.

        6. This letter may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This letter shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof (other than Section 5-1411 of the General Obligations Law of the State of New York).

        7. This letter may not be amended except by an instrument in writing signed by each of the parties hereto.

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Very truly yours,
RAINBOW PROGRAMMING HOLDINGS LLC
By:	/s/ Joshua Sapan

	Name: Title:	Joshua Sapan President and Chief Executive Officer

Accepted and Acknowledged:
RAINBOW NATIONAL SERVICES LLC
By:	/s/ Joshua Sapan

	Name: Title:	Joshua Sapan President and Chief Executive Officer